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                                                                       EXHIBIT 8





                                  June 29, 1995

Starwood Lodging Trust
11845 West Olympic Boulevard
Suite 550
Los Angeles, California 90064

Starwood Lodging Corporation
11845 West Olympic Boulevard
Suite 560
Los Angeles, California 90064

Ladies and Gentlemen:

          We have acted as counsel to Starwood Lodging Trust, a Maryland real estate investment trust (the "Trust") and Starwood Lodging Corporation, a Maryland corporation (the "Corporation"), in connection with the preparation of a Registration Statement on Form S-2 filed by the Trust and the Corporation with the Securities and Exchange Commission (the SEC") on the date hereof (the "Registration Statement"), in connection with the offering to the public of Paired Shares of the Trust and the Corporation. All capitalized terms used but not defined herein have the meaning provided in the Registration Statement.

     I.   OPINIONS REQUESTED

          The Trust and the Corporation have requested our opinion as to whether:

          (a) As of the date of this letter, the summary contained in the Registration Statement under the caption "Federal Income Tax
     Considerations" fairly summarized the material federal income tax considerations to a holder of Paired Shares and constitutes the opinion of Sidley & Austin where and to the extent specifically so stated in such summary;

          (b) Commencing with the Trust's taxable year ending December 31, 1995, the Trust will be organized in conformity with the requirements for qualification as a real estate investment trust (a "REIT") pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations published thereunder (the "Regulations"), and the Company's proposed

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Starwood Lodging Corporation
June 29, 1995
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     method of operation will enable the Trust to meet the requirements for qualification and taxation as a REIT under the Code and Regulations;

          (c) Section 269B(a)(3) of the Code will continue not to apply to the Trust and the Corporation;

          (d) The separate corporate identities of the Trust and the Corporation will continue to be respected for federal income tax purposes;

          (e) The Leases are and will be treated as true leases for federal income tax purposes;

          (f) The rent payable under the Leases was, is and will be treated as "rents from real property" for purposes of Sections 856(c)(2) and (3) of the Code;

          (g) The structure of the Company is not inconsistent with the intent of Subchapter K of the Code and the Internal Revenue Service (the "Service") should not be able to invoke Treas. Reg. Section 1.701-2(b) to recast the structure of the Company for federal income tax purposes;

          (h) Treas. Reg. Section 1.701-2(e) should not have a material adverse effect on the federal income tax consequences to any partner of the Realty Partnership or the Operating Partnership or on the ability of the Trust to qualify as a REIT;

          (i) The SLT Realty Limited Partnership, a Delaware limited partnership (the "Realty Partnership"), and SLC Operating Limited Partnership, a Delaware limited partnership (the "Operating Partnership") will be classified as partnerships for federal income tax purposes; and

          (j) SLT Realty Company, L.L.C., a Delaware limited liability company ("SLT Company"), and Starlex LLC, a New York limited liability company ("Starlex"), will be classified as partnerships for federal income tax purposes.


     II.  DOCUMENTS EXAMINED AND REPRESENTATIONS RECEIVED

          In connection with the opinions rendered below, we have examined the following documents:

          1.   The Declaration of Trust of the Trust;

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Starwood Lodging Corporation
June 29, 1995
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          2.   The letter ruling issued by the Service to the Trust dated
     January 4, 1980;

          3. The letter from the Service to the Trust dated August 15, 1994, concerning the termination of the Trust's election to be taxed as a REIT (the "IRS Letter");

          4.   The Articles of Incorporation of the Corporation;

          5. The Amended and Restated Limited Partnership Agreement of SLT Realty Limited Partnership (the "Realty Agreement");

          6. The Amended and Restated Limited Partnership Agreement of SLC Operating Limited Partnership (the "Operating Agreement");

          7. The Formation Agreement and the exhibits and schedules attached thereto;

          8.   The Certificate of Formation of SLT Company;

          9. The Limited Liability Company Operating Agreement of SLT Company (the "SLT Company Agreement");

          10.  The Articles of Organization of Starlex;

          11. The Limited Liability Company Operating Agreement of Starlex (the "Starlex Agreement");

          12.  The Registration Statement; and

          13. Such other documents as we have deemed necessary or appropriate for purposes of this opinion.

          In connection with the opinions rendered below, we have relied upon the correctness of the following representations of the Trust, the Corporation, and their authorized representatives:

          1. Each of the documents referred to above is authentic, if an original, or accurate, if a copy, and has not been amended or further amended, as the case may be.

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June 29, 1995
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          2.   The factual statements contained in the Registration Statement are correct in all material respects.

          3. During its taxable year ending December 31, 1995 and subsequent taxable years, each of the Trust, the Corporation, the Realty Partnership, the Operating Partnership, SLT Company and Starlex will operate in such a manner that will make the representations set forth below true for such years.

          4. Neither the Trust nor the Corporation will make any amendments to their organizational documents after the date of this opinion that would affect the Trust's qualification as a REIT for any taxable year.

          5. Each partner of the Partnerships (a "Partner") and each member of SLT Company or Starlex (a "Member") that is a corporation or other entity has valid legal existence.

          6. Each Partner and each Member, as the case may be, has full power, authority, and legal right to enter into and perform the terms of the Realty Agreement or the Operating Agreement or the SLT Company Agreement or the Starlex Agreement, as the case may be, and the transactions contemplated thereby.

          7. No actions will be taken by the Trust, the Corporation, the Realty Partnership, the Operating Partnership, SLT Company or Starlex, or the Partners or the Members, after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

          8. The Trust will continue to be managed by the Board of Trustees and the Paired Shares will continue to be transferable.

          9. The Trust has filed amended federal income tax returns for its taxable years ended December 31, 1991, and 1992, reflecting that it did not qualify as a REIT and was taxable as a C corporation. The Trust has filed its federal income tax return for its taxable year ended December 31, 1993 reflecting that it did not qualify as a REIT and was taxable as a C corporation. The Trust has received an extension for filing its federal income tax return for its taxable year ended December 31, 1994 and will file such return reflecting that it did not qualify as a REIT and was taxable as a C corporation.

          10. The Trust will timely elect to be a REIT for its taxable year ending December 31, 1995, compute its taxable income as a REIT on its federal income tax
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Starwood Lodging Corporation
June 29, 1995
Page 5


     return for that taxable year, file Service Form 1120-REIT with a copy of the IRS Letter attached thereto properly and timely electing REIT status and will not terminate or revoke such election.

          11. As of December 31, 1994, the Trust did not have any accumulated earnings and profits.

          12. The Trust will timely make an election pursuant to IRS Notice 88-19, 1988-2 C.B. 486, to apply rules similar to those in Section 1374 of the Code.

          13. The Paired Shares were paired prior to June 30, 1983, and at all times thereafter.

          14. The following requirements are now and will continue to be met by any person which provides services with respect of or to any tenant of a property in which the Realty Partnership, SLT Company, or Starlex owns an interest (the "Properties"):

               a. Such person does not and will not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35 percent of the Trust Shares;

               b. If such person is a corporation, not more than 35 percent of its stock, measured by voting power or number of shares, or, if such person is a noncorporate entity, not more than 35 percent of the interest in its assets or net profits is or will be owned, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), by one or more persons who own 35 percent or more of the Trust Shares;

               c. None of the Trust, the Realty Partnership and Starlex presently derives or receives, or will derive or receive, any income from such person;

               d. Such person was, is and will be adequately compensated for its services; and

               e. If such person is an individual, he or she is not and will not be an officer of the Trust, the Realty Partnership, SLT Company, or Starlex.

          15. Beneficial ownership of the Trust was, is and will continue to be held by 100 or more persons for at least 335 days of each taxable year.
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Starwood Lodging Corporation
June 29, 1995
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          16.  At no time during the last half of each taxable year beginning with the Trust's taxable year ending December 31, 1995 will more than 50 percent in value of the Trust Shares be owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code), by or for the benefit of five or fewer individuals.

          17. During each taxable year ending after December 31, 1994, at least 95 percent of the gross income of the Trust, the Realty Partnership, SLT Company, and Starlex, excluding gross income from the sale of property held as inventory or held primarily for sale to customers in the ordinary course of the trade or business of the Trust, the Realty Partnership, SLT Company, or Starlex ("Prohibited Income"), was and will continue to be derived from:

               a.   Dividends;

               b.   Interest;

               c.   Rents from the Leases;

               d. Gain from the sale or other disposition of stock, securities, and real property (including interests in real property and interests in mortgages on real property) that is not Prohibited Income;

               e.   Abatements and refunds of taxes on real property;

               f. Income and gain derived from foreclosure property as defined in Section 856(e) of the Code ("Foreclosure Property");

               g. Amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

               h. Gain from the sale or other disposition of real estate assets (including regular and residual interests in real estate mortgage investment conduits ("REMICs")) that is not Prohibited Income;
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Starwood Lodging Corporation
June 29, 1995
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               i.   Payments under bona fide interest rate swap or cap
     agreements entered into by any of the Trust, the Realty Partnership, SLT Company, or Starlex to hedge variable rate indebtedness that it incurred to acquire or carry real estate assets (including regular and residual interests in REMICS, to the extent provided in Section 856(c)(6)(E) of the
     Code) ("Qualified Hedging Contracts"); and

               j. Gain from the sale or other disposition of Qualified Hedging Contracts.

          18. During each taxable year ending after December 31, 1994, at least 75 percent of the gross income of the Trust, the Realty Partnership, SLT Company, and Starlex (excluding Prohibited Income) was and will continue to be derived from:

               a. Rents from the Leases (excluding any interest accrued on such rents);

               b. Interest on obligations secured by mortgages on real property or on interests in real property (including interests on regular or residual interests in REMICS, to the extent provided in Section 856(c)(6)(E) of the Code);

               c. Gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) that was not Prohibited Income;

               d. Dividends or other distributions on, and gain (other than Prohibited Income) from the sale or other disposition of, transferable shares in other REITS;

               e.   Abatements and refunds of taxes on real property;

               f. Income and gain (other than Prohibited Income) derived from Foreclosure Property;

               g. Amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);
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Starwood Lodging Corporation
June 29, 1995
Page 8


               h. Gain (other than Prohibited Income) from the sale or other disposition of real estate assets (including regular and residual interests in REMICS, to the extent provided in Section 856(c)(6)(E) of the Code); and

               i. Income that is (i) attributable to stock or a debt instrument, (ii) attributable to the temporary investment of amounts received by the Trust in exchange for Trust Shares (other than Trust Shares issued pursuant to a dividend reinvestment plan) or in a public offering of debt obligations of the Trust which have maturities of at least five years, and (iii) received or accrued during the one-year period beginning on the date on which the Trust received such amounts.

          19. During each taxable year ending after December 31, 1994, any rent attributable to personal property that is leased under or in connection with the Leases will not exceed 15 percent of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, the Leases, as determined pursuant to Section 856(d) of the Code. The Trust will continue to monitor the terms of each lease entered into after December 31, 1994, to ensure that the amount of rent attributable to personal property received or accrued by the Realty Partnership, SLT Company, and Starlex does not cause the Trust to fail to satisfy the gross income tests of Sections 856(c)(2) and (3) of the Code.

          20. The Leases provide that rent is the greater of a fixed amount or a percentage amount that is either fixed or based on a percentage of receipts or sales derived with respect to the property (the "Percentage Rent"). The percentages used to compute the Percentage Rent (i) will not be renegotiated during the term of the Leases in a manner that has the effect of basing the Percentage Rent on income or profits of any person and
     (ii) will conform with normal business practices.

          21. From and after January 1, 1995, the Trust, the Realty Partnership, SLT Company and Starlex did not and will not receive or accrue, directly or indirectly, any rent, interest, contingency fees, or other amounts that were determined in whole or in part with reference to the income or profits derived by any person (excluding amounts received (i) as rents from the Leases that are (A) based solely on a percentage or percentages of receipts or sales and the percentage or percentages are fixed at the time the leases are entered into, are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits, and conform with normal business practices or (B) attributable to qualified rents from subtenants as provided in Section 856(d)(6) of the Code, and (ii) as interest that was (A) based solely on a fixed percentage or percentages of receipts or sales or (B)

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Starwood Lodging Corporation
June 29, 1995
Page 9


     attributable to qualified rents received or accrued by debtors as provided by Section 856(f)(2) of the Code).

          22. From and after January 1, 1995, the Trust did not and will not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10 percent or more, by voting power, value or number, of the Corporation Shares or 10 percent or more of the assets or net profits of the Operating Partnership. The Trust did not and will not receive or accrue, directly or indirectly, any rents from Properties from any of the following:

               a. A corporation of which the Trust owns, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10 percent or more of the stock, by voting power or number of shares; or

               b. A non-corporate entity in which the Trust owns, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10 percent or more of the assets or net profits.

          23. The Trust currently enforces and will continue to enforce the provisions of its Declaration of Trust, the Realty Agreement, the SLT Company Agreement, and the Starlex Agreement concerning any and all restrictions on ownership of Paired Shares.

          24. The Corporation currently enforces and will continue to enforce the provisions of its Articles of Incorporation and of the Operating Agreement concerning restrictions on ownership of Paired Shares.

          25. During each taxable year ending after December 31, 1994, less than 30 percent of gross income of the Trust, the Realty Partnership, SLT Company, and Starlex was, is and will be derived from the sale or other disposition of:

               a. Stock, Qualified Hedging Contracts, or other securities held for less than one year;

               b.   Property in a transaction that generates Prohibited Income;
     or

               c. Real property (including interests in real property, interests in mortgages on real property, regular and residual interests in REMICS, and mortgage pass-through securities) held for less than four years other than (i) property compulsorily or involuntarily converted to another form as a result of its destruction
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June 29, 1995
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     (in whole or in part), seizure, requisition, or condemnation (or the threat or imminence thereof) and (ii) Foreclosure Property.

          26. At the close of the quarter of the taxable year commencing with the quarter ended March 31, 1995, (i) at least 75 percent of the value of the total assets of the Trust, the Realty Partnership, SLT Company and Starlex were and will be represented by real estate assets (including interest in mortgages on real property and interests in REMICS, to the extent provided in Section 856(c)(6)(E)) of the Code, cash and cash items (including receivables), and government securities (the "75 Percent Test") and (ii) with respect to the securities of the Trust, the Realty Partnership, SLT Company and Starlex not included under the 75 Percent Test, (A) not more than five percent of the value of their total assets did and will consist of the securities of any one issuer (excluding the Trust's interest in the Realty Partnership, SLT Company, or Starlex, or any corporation with respect to which the Trust has held 100 percent of the stock at all times during such corporation's existence) and (B) not more than 10 percent of the outstanding voting securities of any one issuer (excluding the Trust's interest in the Realty Partnership, SLT Company, or Starlex, or any corporation with respect to which the Trust has held 100 percent of the stock at all times during such corporation's existence) will be held by the Trust, the Realty Partnership, SLT Company, or Starlex.
     With respect to this representation, the Trust's assets have been and will be as determined pursuant to Treas. Reg. Section 1.856-3(g) and the term "value" means (i) fair value as determined in good faith by the Board of Trustees of the Trust or (ii) in the case of securities for which market quotations are readily available, the market value of such securities.

          27. With respect to each loan secured by real estate held by the Trust, the Realty Partnership, SLT Company, or Starlex, the amount of the loan has not exceeded and does not exceed the fair market value of the real property security therefor, except by amounts which would not cause the Trust to fail to satisfy the asset tests of Section 856(c)(5) of the Code or the gross income test of Section 856(c)(3) of the Code.

          28. The Trust maintains and will continue to maintain sufficient records as to its investments to be able to show that it complies with the asset tests described above.

          29. For each taxable year ending after December 31, 1994, the deduction for dividends paid by the Trust (as defined in Section 561 of the Code, but without regard to capital gain dividends, as defined in Section 857(b)(3)(C) of the Code) will equal or exceed (i) the sum of (A) 95 percent of the Trust's real estate investment
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June 29, 1995
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     trust taxable income (as defined in Section 857(b)(2) of the Code, but without regard to the deduction for dividends paid and excluding any net capital gain) and (B) 95 percent of the excess of its net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (ii) any excess noncash income (as determined under Section 857(e) of the Code).

          30. The dividends paid by the Trust will be paid in respect of each class of stock pro rata, with no preference to any share as compared with other shares of the same class.

          31. Within thirty days after the end of each taxable year commencing with the taxable year ending December 31, 1995, the Trust will demand written statements from each record shareholder of five percent or more of its stock (or, if the Trust has less than 2,000 and more than 200 shareholders of record of its stock on any dividend record date, each record shareholder of one percent or more of its stock) setting forth the following information:

               a. The actual owners of the Trust's stock (I.E., the persons who are required to include in gross income in their returns the dividends received on the stock); and

               b. The maximum number of shares of the Trust (including the number and face value of securities convertible into stock of the Trust) that were considered owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code), by each of the actual owners of any of the Trust's stock at any time during the last half of the Trust's taxable year.

          32. The Trust will maintain the written statements described in the preceding paragraph and will keep and maintain any other records required pursuant to Treas. Reg. Section 1.857-8(a) in the internal revenue district in which the Trust is required to file its federal income tax return, and the statements and records will be available for inspection by the Service.

          33. The Trust will continue to use the calendar year as its taxable year.

          34. Not all of the trustees of the Trust are also directors of the Corporation, and some of the directors of the Corporation are not trustees of the Trust. No individual serves as an officer of both the Trust and the Corporation concurrently.
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Starwood Lodging Corporation
June 29, 1995
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          35.  The Trust, the Corporation, the Realty Partnership, the Operating
     Partnership, SLT Company and Starlex all maintain separate books and records.

          36. The Trust does not and will not furnish or render any services to the Corporation or to the Operating Partnership.

          37. All material transactions among the Trust, the Corporation, the Realty Partnership, SLT Company and/or Starlex, or any of them, have been and will be negotiated and structured with the intention of achieving an arm's-length result.

          38. The Realty Partnership is operated and will continue to be operated in accordance with the Delaware Revised Uniform Limited Partnership Act and the Realty Agreement and such agreement will remain in substantially the same form as it was on the date it was last amended and will not be further amended in any manner which would affect these opinions.

          39. The Operating Partnership is operated and will continue to be operated in accordance with the Delaware Revised Uniform Limited Partnership Act and the Operating Agreement and such agreement will remain in substantially the same form as it was on the date it was last amended and will not be further amended in any manner which would affect these opinion.

          40. SLT Company is operated and will continue to be operated in accordance with the Delaware Limited Liability Act, Del. Code, tit. 6, Sections 18-101 ET SEQ., as amended from time to time, and the SLT Company Agreement and such agreement will remain in substantially the same form as it is upon the date it was formed and will not be amended in any manner which would affect these opinions.

          41. Starlex is operated and will continue to be operated in accordance with the New York Limited Liability Company Law, ch. 34 of the Consolidated Laws of New York, as amended from time to time, and the Starlex Agreement and such agreement will remain in substantially the same form as it is upon the date it was formed and will not be amended in any manner which would affect these opinions.

          42.  No general partner is acting as an agent of any limited partner in connection with the investments by the limited partners in, and operations of, the Partnerships. The Trust and the Corporation will be active in the management of the partnership of which they are a general partner and be independent of the limited partners.
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June 29, 1995
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          43.  No Member is acting as an agent of any other Member in connection with the investments by the Members in, and operations of, SLT Company and/or Starlex. Each Member will be active in the management of SLT
     Company and Starlex and be independent of any other Member or Members.

          44. The transactions in which the Partners acquire interests in each Partnership and the transactions in which the Members acquire interests in SLT Company and Starlex are not required to be registered under the Securities Act of 1933, as amended.

          45. None of the Realty Partnership, the Operating Partnership, SLT Company or Starlex will have more than 500 Partners or Members, as the case may be (taking into account as a partner each person who indirectly owns an interest in Realty Partnership, the Operating Partnership, SLT Company, or Starlex through a partnership, grantor trust, or S corporation).

          46. The interests in each of the Realty Partnership, SLT Company and Starlex will not be traded on an established securities market (or the substantial equivalent thereof).

          47. The Realty Partnership, SLT Company, and Starlex intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other hotel properties and interests in hotels) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the investment objectives of the Realty Partnership, SLT Company, and Starlex.

          48. With respect to each of the Realty Partnership, the Operating Partnership, and Starlex, the ratio of the bases of (a) the assets that consist of debt obligations or interests therein for purposes of Section 7701(i) of the Code to (b) the total assets, will at all times be less than 80 percent.

          49. Each of the Trust and the Corporation (and its subsidiaries) expect to own in excess of 20 percent of the partnership interests of their respective Partnership throughout the life of their respective Partnership.

          50. The intent of the Partners and the Members is to conduct joint business and investment activities through a flexible economic arrangement without incurring an entity-level tax.
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Starwood Lodging Corporation
June 29, 1995
Page 14


          51. The Realty Partnership, the Operating Partnership, SLT Company, and Starlex are each bona fide and each partnership transaction or series of related transactions will be entered into for a substantial business purpose.


          After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in Paragraphs 1 through 51 above. Furthermore, when such representations involve matters of law, we have explained to the representatives of the Trust and the Corporation the relevant and material Sections of the Code, the Regulations thereunder, published rulings of the Service, and other relevant authority to which such representations relate and are satisfied that the representatives of the Trust and the Corporation understand such provisions and are capable of making such representations.


     III.   ANALYSIS AND DISCUSSION

          1.   IN GENERAL

          The analysis and discussion set forth in the summary contained in the Registration Statement under the caption "Federal Income Tax Considerations" is hereby incorporated by reference as though set forth herein in its entirety.

          2.   SECTION 269B OF THE CODE

          Section 269B(a)(3) of the Code provides that, for purposes of determining whether any stapled entity is a REIT, all entities which are stapled entities with respect to each other shall be treated as one entity. Section 269B(c) of the Code defines the term "stapled entities" to mean any group of two or more entities if more than 50 percent in value of the beneficial ownership in each of such entities consists of interests which, by reason of form of ownership, restrictions on transfer, or other terms or conditions, the transfer of one of such interests causes or requires the transfer of the other of such interests.

          The Trust and the Corporation are "stapled entities" within the meaning of Section 269B(c) of the Code. Therefore, if Section 269B(a)(3) were to apply to the Trust and the Corporation, they would be treated as one entity for purposes of determining whether the Trust is a REIT. In such case, the Trust would not satisfy either the 75 percent or the 95 percent gross income tests provided in Sections 856(c)(2) and (3) of the Code and the Trust would not qualify as a REIT.

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 15


          Section 136(c)(3) of the Tax Reform Act of 1984, P.L. 98-369 (the "1984 Tax Act"), however, provides that Section 269B(a)(3) of the Code shall not apply in determining the application of Sections 856 through 859 of the Code to any REIT which is part of a group of stapled entities if:

               (A) all members of such group were stapled entities as of June 30, 1983, and

               (B)  as of June 30, 1983, such group included one or more
               [REITs].

No regulations, rulings or cases have been issued interpreting Section 136(c)(3) of the 1984 Tax Act.

          Section 269B(a)(3) of the Code does not apply to the Trust because the Trust and the Corporation were stapled entities on June 30, 1983 and the Trust was a REIT on such date. Section 136(c)(3) of the 1984 Tax Act does not, by its terms, require the Trust to have been a REIT at all times after June 30, 1983 in order for Section 269B(a)(3) of the Code not to apply. Therefore, the termination of the Trust's status as a REIT for the taxable years ended December 31, 1991 through 1994 will not result in Section 269B(a)(3) of the Code applying to the Trust for the taxable year ending December 31, 1995 (or future taxable years). Because there are no judicial or administrative authorities interpreting Section 136(c)(3) of the 1984 Tax Act, this conclusion is based solely on the literal language of this provision.

          3.   CLASSIFICATION OF THE PARTNERSHIPS

          Sections 761(a) and 7701(a)(2) of the Code define a partnership generally as any unincorporated organization through or by means of which any business, financial operation, or venture is carried on and that is not a corporation, trust, or estate. The term "corporation" is defined in Section 7701(a)(3) of the Code as including "associations." Treas. Reg. Section 301.7701-3(b) provides that an organization that qualifies as a limited partnership under state law may be classified as a partnership or an association, and that the proper classification of such an organization is to be determined by applying the principles of Treas. Reg. Section 301.7701-2.

          Treas. Reg. Section 301.7701-2(a)(1) sets forth the following six major characteristics, which are generally indicative of a corporation and distinguish it from other organizations: (i) associates, (ii) an objective to carry on business and divide the gains therefrom, (iii) continuity of life, (iv) centralization of management, (v) liability for corporate debts limited to corporate property, and (vi) free transferability of interests.

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 16


          Treas. Reg. Section 301.7701-2(a)(3) states that an unincorporated organization must have "more corporate characteristics than noncorporate characteristics" in order for it to be classified as an association taxable as a corporation. For purposes of this determination, however, characteristics common to both corporations and partnerships will not be considered. Thus, since the characteristics of having associates and an objective to carry on business and divide the gain therefrom are generally common to both corporations and partnerships, the determination of whether an organization possessing these two characteristics is to be treated for federal income tax purposes as a partnership will depend on the presence or absence of the other four characteristics, assuming that there are no "other factors" that are significant in determining its tax classification. Treas. Reg. Section 301.77012(a)(2). Both the courts and the Service have ruled that an organization must ordinarily have more than two of the four major non-common characteristics in order to be taxed as a corporation and that each of the four non-common characteristics is generally given equal weight in determining an entity's status as a corporation or partnership. SEE LARSON V. COMMISSIONER, 66 T.C. 159, 185 (1976), ACQ., 1979-1 C.B. 1 and ACQ., 1979-2 C.B. 2; ZUCKMAN V. UNITED STATES, 524 F.2d 729, 734 n.7, 744-45 (Ct. Cl. 1975); Rev. Rul. 88-76, 1988-2 C.B. 360.

               a.   CONTINUITY OF LIFE.

          Treas. Reg. Section 301.7701-2(b)(1) states that an organization lacks continuity of life "if the death, insanity, bankruptcy, retirement, resignation or expulsion of any member" will cause a "dissolution of the organization."
With respect to limited partnerships, "[i]f the death, insanity, bankruptcy, retirement, resignation, expulsion or other event of withdrawal of a general partner of a limited partnership causes a dissolution of the partnership, continuity of life does not exist . . . ."  Treas. Reg. Section 301.7701-
2(b)(1). This regulation further provides that "continuity of life does not exist notwithstanding the fact that a dissolution of the limited partnership may be avoided, upon such an event of withdrawal of a general partner, by the remaining general partners agreeing to continue the partnership or by at least a majority in interest of the remaining partners agreeing to continue the partnership." Treas. Reg. Section 301.7701-2(b)(1).

          Section 3.2 of the Realty Agreement and the Operating Agreement provides that each Partnership will dissolve upon "the death, dissolution, termination, withdrawal, retirement, expulsion or Bankruptcy of a General Partner, unless the Partnership's business is continued as provided in Section
9.1 hereof." Section 9.1 of each Partnership Agreement provides that in the event of dissolution "(a) the remaining General Partners may elect to continue the Partnership business or (b) within 90 days thereafter, all of the remaining Partners (or, to the extent permitted under the Act, such lesser number or percentage of the Partners, but in no event less than a Majority-in-Interest of the Limited Partners) may elect

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 17


to continue the Partnership business by selecting a substitute General Partner, which substitute General Partner accepts such election and agrees to serve as General Partner."

          The Regulations also provide that a limited partnership subject to a statute corresponding to the Uniform Limited Partnership Act lacks continuity of life. Treas. Reg. Section 301.7701-2(b)(3). The Uniform Limited Partnership Act includes both the original Uniform Limited Partnership Act adopted in 1916 (the "ULPA") and the Revised Uniform Limited Partnership Act adopted by the National Conference of Commissioners on Uniform State Laws in 1976 (the "RULPA"). Treas. Reg. Section 301.7701-2(a)(5). The Service has determined that the Delaware Revised Uniform Limited Partnership Act as amended through August 1, 1990 corresponds to the ULPA for purposes of Treas. Reg. Section 301.7701-2. Rev. Rul. 95-2, 1995-1 I.R.B. 7. We have examined the relevant provisions of the Act as of the date hereof, particularly Section 17-801 thereof, and, while we are not admitted to practice law in Delaware, we are aware of no amendment to those provisions that would cause the Delaware RULPA as it presently exists to be considered materially different from the Delaware RULPA as amended through August 1, 1990 for purposes of the conclusion set forth in Revenue Ruling 95-2.

          We are therefore of the opinion that both the Realty Partnership and the Operating Partnership lack the corporate characteristic of continuity of life.

               b.   CENTRALIZED MANAGEMENT.

          With respect to centralized management, the Regulations provide that "[a]n organization has centralized management if any person (or any group of persons which does not include all the members) has continuing exclusive authority to make the management decisions necessary to the conduct of the business for which the organization was formed." Treas. Reg. Section 301.7701-2(c)(1). Limited partnerships subject to a statute corresponding to the ULPA generally do not have centralized management, but centralized management ordinarily does exist in such a limited partnership if substantially all of the interests in the partnership are owned by the limited partners. Treas. Reg.
Section 301.7701-2(c)(4). The Service has indicated that it will not rule that a limited partnership lacks centralized management unless the limited partnership interests, excluding those held by general partners, do not exceed 80 percent of the total interests in the partnership. Rev. Proc. 89-12, Section 4.06, 1989-1 C.B. 798. If all or a specified group of the limited partners may remove a general partner, all the facts and circumstances must be taken into account in determining whether the partnership possesses centralized management. Treas. Reg. Section 301.7701-2(c)(4). However, a substantially restricted right of the limited partners to remove the general partner will not itself cause the partnership to possess centralized management. ID. The Service has indicated that it will consider all the facts and circumstances, including limited partner

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 18


control of the general partners (whether direct or indirect), in determining whether the partnership lacks centralized management for ruling purposes. Rev. Proc. 89-12, Section 4.06.

          With respect to the Realty Partnership, since the General Partner currently owns approximately 25 percent of the Realty Partnership and is expected to own in excess of 20 percent throughout the life of the Realty Partnership, the Limited Partners will not own substantially all of the interests in the Realty Partnership. In addition, the Limited Partners have no power to remove the General Partner of the Realty Partnership. The Limited Partners' control over the General Partner is also substantially circumscribed because the Trust's Declaration of Trust restricts each Limited Partner to owning not more than eight percent of the General Partner of the Realty Partnership. Thus, based on the foregoing facts, we are of the opinion that the Realty Partnership lacks the corporate characteristic of centralized management.

          The General Partners of the Operating Partnership currently own approximately 25 percent of the Operating Partnership and are expected to own in excess of 20 percent throughout the life of the Operating Partnership, and the Limited Partners have no power to remove a General Partner of the Operating Partnership. The Limited Partners' control over the General Partners is also substantially circumscribed by the Articles of Incorporation which restrict each Limited Partner to owning not more than eight percent of the Corporation. However, because of the restrictions imposed by the State of Nevada with respect to gaming operations, the Partners of the Operating Partnership have agreed that the Corporation will delegate its management responsibilities to a management committee until the Operating Partnership receives the necessary gaming approvals. Thereafter, the Corporation will manage the Operating Partnership in the same manner as the Trust manages the Realty Partnership. As a result of the initial existence of the management committee, we believe that the Operating Partnership is likely to possess the corporate characteristic of centralized management.

               c.   LIMITED LIABILITY.

          An organization has the corporate characteristic of limited liability if under local law no member of the organization is personally liable for the debts of or claims against the organization. Treas. Reg. Section 301.7701-2(d)(1). In the case of a limited partnership subject to a statute corresponding to the ULPA, personal liability exists with respect to each general partner, unless both of the following circumstances exist: (i) such general partner has no substantial assets (other than his interest in the limited partnership), and (ii) such general partner is merely a "dummy" acting as the agent of the limited partners. Treas. Reg. Section 301.7701-2(d)(2). SEE ALSO LARSON, 66 T.C. at 179-180; ZUCKMAN, 524 F.2d at 741.

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 19


          The Service has indicated that it will rule that a partnership with corporate general partners will lack limited liability if the net worth of the corporate general partners equals at least 10 percent of the total contributions to the limited partnership (exclusive of its interest in the partnership) and is expected to continue to equal at least 10 percent of the total contributions throughout the life of the partnership. Rev. Proc. 89-12, Section 4.07, 1989-1 C.B. 798; Rev. Proc. 92-88, Section 4.03, 1992-2 C.B. 496. If the corporate general partner fails to satisfy this safe-harbor net worth test, the Service will rule that the partnership lacks the corporate characteristic of limited liability only if a general partner is shown to have substantial assets (exclusive of its interest in the partnership) or if "the general partners individually and collectively will act independently of the limited partners." Rev. Proc. 89-12, Section 4.07.

          With respect to the Realty Partnership, the General Partner will not satisfy the safe-harbor net worth test. The General Partner's failure to satisfy this test, however, does not result in the Realty Partnership's possessing the corporate characteristic of limited liability because the General Partner is not a "dummy" acting as an agent for the Limited Partners. The Trust's Board of Trustees serves at the discretion of and is responsible to the Trust's shareholders. In addition, the Trust's Declaration of Trust restricts each Limited Partner to owning not more than eight percent of the General Partner. As a result, the General Partner is independent of the Limited Partners and is not acting as an agent of the Limited Partners. Moreover, the General Partner has been actively engaged in the real estate business for many years, employs a regular staff that undertakes its real estate business activities, and has represented that it will be active in the management of the Realty Partnership. Based on these facts and representations, we are of the opinion that the General Partner is not a "dummy" acting as an agent for the Limited Partners, and as a result the Realty Partnership lacks the corporate characteristic of limited liability.

          The same conclusion applies to the Operating Partnership. As a result, we are of the opinion that the Operating Partnership also lacks the corporate characteristic of limited liability.

               d.   FREE TRANSFERABILITY OF INTERESTS.

          The Regulations provide that the corporate characteristic of free transferability of interests is present in any situation in which each member of an organization "or those members owning substantially all of the interests in the organization have the power, without the consent of other members, to substitute for themselves in the same organization a person who is not a member of the organization." Treas. Reg. Section 301.7701-2(e). For free transferability of interests to exist, a member must be able, without the consent of other members, "to confer upon his substitute all the attributes of his interest in the organization."

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 20


ID. In particular, free transferability does not exist when a member can, without the consent of other members, assign its rights to profits but cannot assign its right to participate in management. ID. The Service has indicated that it will rule that a partnership lacks free transferability of interests if, throughout the life of the partnership, the partnership agreement expressly restricts the transferability of partnership interests representing more than twenty percent of all interests in partnership capital, income, gain, loss, deduction, and credit. Rev. Proc. 92-33, 1992-1 C.B. 782.

          Section 9.1 of the Realty Agreement and of the Operating Agreement provides that a General Partner shall not have the right to transfer all or any portion of its interest in the Partnership without the prior written consent of a majority of the Limited Partners, which consent may be given or withheld by the Limited Partners in their sole and absolute discretion. The General Partners currently own approximately 25 percent of the interests in the respective Partnership's items of capital, income, gain, loss, deduction, and credit, and are expected to own more than 20 percent of such interest in the respective Partnership throughout the life of the Partnership. Accordingly, no portion of the General Partners' interests in each Partnership will be freely transferable.

          Based on the foregoing, we are of the opinion that both Partnerships lack the corporate characteristic of free transferability.

               e.   SUMMARY OF FACTORS.

          In summary, the Realty Partnership lacks the corporate characteristics of continuity of life, centralized management, limited liability, and free transferability. In addition, while the Operating Partnership is likely to possess the corporate characteristic of centralized management, it lacks the other three characteristics. Accordingly, it is our opinion that each of the Realty Partnership and the Operating Partnership will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation, under the existing Code, Regulations, administrative pronouncements, and case law.

          4.   CLASSIFICATION OF SLT COMPANY AND STARLEX

          The determination of whether a limited liability company ("LLC") is classified as a partnership for federal income tax purposes is made under the same rules as are applied for the classification of partnerships. In addition, Revenue Procedure 95-10, 1995-3 I.R.B. 20, specifies the conditions under which the Service will consider a ruling request that relates to classification of a domestic or foreign LLC as a partnership for federal tax purposes. Revenue Procedure 95-10 modifies Revenue Procedure 89-12, which specifies the conditions

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 21


under which the Service will consider a ruling request that relates to the classification of an organization as a partnership for federal tax purposes. Revenue Procedure 89-12 no longer applies to LLCs.

          The Service will consider a ruling request that relates to classification of an LLC as a partnership for federal tax purposes only if the LLC has at least two members. Whether the LLC has at least two members is based on all the facts and circumstances. According to the SLT Company Agreement, SLT Company has three members. According to the Starlex Agreement, Starlex has two members.

          The Service has held that the Delaware Limited Liability Act, Del. Code, tit. 6, Sections 18-101 ET SEQ. (the "Delaware LLC Act"), as of 1992, permitted an LLC to be classified as a partnership for tax purposes. Rev. Rul. 93-38, 1993-1 C.B. 233. We have examined the relevant provisions of Delaware LLC Act as of the date hereof, and, while we are not admitted to practice law in Delaware, we are aware of no amendment to those provisions that would cause the Delaware LLC Act as it presently exists to be considered materially different from the Delaware LLC Act as amended through 1992 for purposes of the conclusion set forth in Revenue Ruling 93-38. The Trust has represented that SLT Company was formed and is operating in accordance with the Delaware LLC Act. The Trust has further represented that Starlex was formed and is operating in accordance with the New York Limited Liability Company Law, ch. 34 of the Consolidated Laws of New York (the "New York LLC Act"), and the Starlex Agreement.

               a.   CONTINUITY OF LIFE

          If management of an LLC is vested in all the members, and the controlling statute, or the operating agreement pursuant to the controlling statute, provides that the death, insanity, bankruptcy, retirement, resignation, or expulsion of any member dissolves the LLC without further action of the members, unless the LLC is continued by the consent of not less than a majority in interest of the remaining members, the Service generally will rule that the LLC lacks continuity of life. Rev. Proc. 95-10 Section 5.01(2). All the members must be subject to the specified dissolution events. ID. If the controlling statute, or the operating agreement pursuant to the controlling statute, provides that less than all of the dissolution events listed above with respect to the member-managers or the members dissolves the LLC, the Service will not rule that the LLC lacks continuity of life unless the taxpayer clearly establishes in the ruling request that the event or events selected provide a meaningful possibility of dissolution. ID.

          Treas. Reg. Section 301.7701-2(b)(1) states that an organization lacks continuity of life "if the death, insanity, bankruptcy, retirement, resignation or expulsion of any member"

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 22


will cause a "dissolution of the organization." With respect to limited partnerships, "[i]f the death, insanity, bankruptcy, retirement, resignation, expulsion or other event of withdrawal of a general partner of a limited partnership causes a dissolution of the partnership, continuity of life does not exist . . . ." Treas. Reg. Section 301.7701-2(b)(1).  This regulation further provides that "continuity of life does not exist notwithstanding the fact that a dissolution of the limited partnership may be avoided, upon such an event of withdrawal of a general partner, by the remaining general partners agreeing to continue the partnership or by at least a majority in interest of the remaining partners agreeing to continue the partnership." ID.

          According to Section 3.2 of the SLT Company Agreement, SLT Company will dissolve upon the earliest to occur of December 31, 2094, or the "death, dissolution, termination, withdrawal, retirement, expulsion or Bankruptcy of a Member, unless all remaining Members consent in writing to the continuation of the business of the Company." We are therefore of the opinion that SLT Company lacks the corporate characteristic of continuity of life.

          According to Section 12.1 of the Starlex Operating Agreement, Starlex will dissolve upon "the Dissociation of any Member, unless at the time of Dissociation there are at least two remaining Members and the Company is continued with the consent of all the remaining Members." "Dissociation" is defined in Section 11.1 of the Starlex Operating Agreement as withdrawal, bankruptcy, death, adjudication of incompetence, dissolution, or termination of a Member. We are therefore of the opinion that Starlex lacks the corporate characteristic of continuity of life.

               b.   CENTRALIZATION OF MANAGEMENT

          With respect to centralization of management, Revenue Procedure 95-10 states that if the controlling statute, or the operating agreement pursuant to the controlling statute, provides that the LLC is managed by the members exclusively in their membership capacity, the Service generally will rule that the LLC lacks centralized management. Rev. Proc. 95-10 Section 5.03(1). In addition, the Regulations provide that "[a]n organization has centralized management if any person (or any group of persons which does not include all the members) has continuing exclusive authority to make the management decisions necessary to the conduct of the business for which the organization was formed." Treas. Reg. Section 301.7701-2(c)(1).

          According to Section 6.1 of the SLT Company Agreement, "[m]anagement of the Company is fully vested in all the Members." We are therefore of the opinion that SLT Company lacks the corporate characteristic of centralization of management. According to

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 23


Section 6.1 of the Starlex Agreement, "[m]anagement of the Company shall be vested in all of its Members." We are therefore of the opinion that Starlex lacks the corporate characteristic of centralization of management.

               c.   LIMITED LIABILITY

          The Service generally will not rule that an LLC lacks limited liability unless at least one assuming member validly assumes personal liability for all (but not less than all) obligations of the LLC, pursuant to express authority granted in the controlling statute. Rev. Proc. 95-10 Section 5.04.
An organization has the corporate characteristic of limited liability if under local law no member of the organization is personally liable for the debts of or claims against the organization. Treas. Reg. Section 301.7701-2(d)(1).

          According to Section 18-303 of the Delaware LLC Act, the Members of a Delaware limited liability company are not liable for any of the obligations of the LLC. No Member of SLT Company has assumed liability for all the obligations of SLT Company. Therefore, SLT Company has the corporate characteristic of limited liability. According to Section 609(a) of the New York LLC Act, the Members of a New York limited liability company are not liable for any of the obligations of the LLC. No Member of Starlex has assumed liability for all the obligations of Starlex. Therefore, Starlex has the corporate characteristic of limited liability.

               d.   FREE TRANSFERABILITY OF INTERESTS

          If the members of the LLC do not designate or elect one or more members as managers, and the controlling statute, or the operating agreement pursuant to the controlling statute, provides that each member, or those members owning more than 20 percent of all interests in the LLC's capital, income, gain, loss, deduction, and credit, does not have the power to confer upon a non-member all the attributes of the member's interests in the LLC without the consent of not less than a majority of the non-transferring members, the Service will generally rule that the LLC lacks free transferability of interests. Rev. Proc. 95-10 Section 5.02(2). Consent of a majority includes either a majority in interest, a majority of either the capital or profits interests in the LLC, or a majority determined on a per capita basis. Rev. Proc. 95-10 Section 5.03. The Service will not rule that the LLC lacks free transferability of interests unless the power to withhold consent to the transfer constitutes a meaningful restriction on the transfer of the interests. For example, a power to withhold consent to a transfer is not a meaningful restriction if the consent may not be unreasonably withheld. Rev. Proc. 95-10 Section 5.04.

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 24


          The Regulations provide that the corporate characteristic of free transferability of interests is present in any situation in which each member of an organization "or those members owning substantially all of the interests in the organization have the power, without the consent of other members, to substitute for themselves in the same organization a person who is not a member of the organization." Treas. Reg. Section 301.7701-2(e). For free transferability of interests to exist, a member must be able, without the consent of other members, "to confer upon his substitute all the attributes of his interest in the organization." ID.

          Section 8.1 of the SLT Company Agreement provides that "[n]o Member shall be entitled to sell, assign, transfer or otherwise dispose of all or any portion of its Membership Interest without the written consent of all of the Members, which consent may be given or withheld in each Member's sole and
absolute discretion."   We are therefore of the opinion that SLT Company lacks
the corporate characteristic of free transferability of interests.

          Section 10.3 of the Starlex Agreement provides that "a Membership Interest of any Member may not be transferred in whole or in part, and a transferee shall not have a right to become a Member unless. . . . [a]ll of the other Members shall have consented in writing to the transfer and substitution, which consent may be arbitrarily withheld by and such Member." However, because the only two members of Starlex are the Trust and the Realty Partnership, it is unclear whether Starlex lacks the corporate characteristic of free transferability of interests.

               e.   SUMMARY OF FACTORS.

          In summary, each of SLT Company and Starlex lacks the corporate characteristics of continuity of life and centralized management. Accordingly, it is our opinion that each of SLT Company and Starlex will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation, under the existing Code, Regulations, administrative pronouncements, and case law.


     IV.  OPINIONS

          Our opinions set forth in the following paragraph are based upon the Code, as currently in effect, applicable Treasury Regulations thereunder and judicial and administrative interpretations thereof, all of which are subject to change, including changes that may be retroactive, and upon the representations and documents referred to herein. Opinions of counsel are not binding on the Service or on any court. Accordingly, no

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 25


assurance can be given that the Service will not challenge the propriety of one or more of the opinions set forth in the following paragraph or that such a challenge would not be successful.

          Based upon and subject to all of the foregoing, we are of the opinion that:

          1. As of the date of this letter, the summary contained in the Registration Statement under the caption "Federal Income Tax
     Considerations" fairly summarized the material federal income tax considerations to a holder of Paired Shares and constitutes the opinion of Sidley & Austin where and to the extent specifically so stated in such summary.

          2. Commencing with its taxable year ending December 31, 1995, the Trust is organized in conformity with requirements for qualification as a REIT pursuant to Sections 856 through 860 of the Code and the Regulations and the Company's method of operation will enable the Trust to continue to meet the requirements for qualification and taxation as a REIT under the Code and Regulations.

          3. Section 269B(a)(3) of the Code has not applied and will continue not to apply to the Trust and the Corporation.

          4. The separate corporate identities of the Trust and the Corporation will be respected for federal income tax purposes.

          5. The Leases will be treated as true leases for federal income tax purposes.

          6. The rent payable under the Leases will be treated as "rents from real property" for purposes of Sections 856(c)(2) and (3) of the Code.

          7. The structure of the Company is not inconsistent with the intent of Subchapter K of the Code and the Service should not be able to invoke Treas. Reg. Section 1.701-2(b) to recast the structure of the Company for federal income tax purposes.

          8. Treas. Reg. Section 1.701-2(e) will not have a material adverse effect on the federal income tax consequences to any partner of the Realty Partnership or the Operating Partnership or on the ability of the Trust to qualify as a REIT.

          9. The Realty Partnership and the Operating Partnership will be classified as partnerships for federal income tax purposes.

Starwood Lodging Trust
Starwood Lodging Corporation
June 29, 1995
Page 26


          10. SLT Company and Starlex will be classified as partnerships for federal income tax purposes.

          The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or other jurisdiction. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the Corporation and the Trust, and may not be relied upon for any purpose by any other person without our express written consent.


                                        Sincerely yours,



                                        Sidley & Austin